Exhibit 10.2

STATE OF NORTH CAROLINA

COUNTY OF BEAUFORT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of September, 2004 (the “Effective Date”), by and between FOUNTAIN POWERBOATS, INC., a North Carolina corporation with its principal place of business in Washington, Beaufort County, North Carolina (“Fountain”); and R. DAVID KNIGHT (“Employee”).

W I T N E S S E T H:

WHEREAS, Fountain is engaged in the manufacture of offshore racing and fishing boats and the distribution of other marine products; and

WHEREAS, effective as of the 15th day of September, 2004 (the “Employment Date”), Fountain desires to employ Employee in the capacity of Executive Vice President of Business Development; and

WHEREAS, Employee, having negotiated the terms and conditions of his employment with Fountain and understanding and accepting all of the terms and conditions of such employment, desires to accept such employment; and

WHEREAS, Fountain and Employee agree that such an employment agreement is founded and maintained upon the acceptance and observance by each of them of the terms and conditions agreed upon, and desire to reduce the terms and conditions of their employment agreement to writing.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants, agreements, and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, Fountain and Employee hereby agree as follows:

1. Employment. Fountain hereby employs Employee as its Executive Vice President of Business Development, subject to the terms and conditions of this Agreement and under such general rules as from time-to-time may be established by Fountain. Employee shall report directly to the Chief Executive Officer (“CEO”) of Fountain, and shall perform such duties and responsibilities as are customarily associated with the position of Executive Vice President of Business Development, including but not limited to managing the national sales organization, enhancing dealer infrastructure, managing intra-departmental flow of business to ensure best-in-class performance to the customer network, developing new business strategies to increase company revenue while building a foundation to increase sales volume, and any other duties and responsibilities as assigned to Employee by the CEO to prepare Employee to be able to move into the CEO position following the retirement of the current CEO.

2. Other Duties. In addition to the duties described in Paragraph 1, Employee may, in his own discretion, continue to represent Fountain in the offshore racing series. Employee’s participation in these activities is done on his own accord, will not count against vacation, and will not materially interfere with his duties hereunder. Employee will not receive any support or compensation from Fountain other than like or similar support to that which has been provided by Fountain to Employee prior to this Agreement, if any.

3. Term. Unless sooner terminated as provided in this Agreement, the term of this Agreement and Employee’s employment under this Agreement shall commence on the Employment Date and shall end on the one-year anniversary of that date; and, on the one-year anniversary of that date and on each anniversary of that date thereafter until terminated as hereinafter provided, shall renew for an additional term of one (1) year (each such one-year period, including the initial one-year period, to be known as the “Term of Employment”).

4. Exclusive Service. Employee’s employment under this Agreement shall be full-time employment, and Employee shall devote Employee’s entire working time to Employee’s duties under this Agreement, and, for so long as Employee is employed by Fountain, shall not engage in any occupation that requires any amount of Employee’s personal attention during Fountain’s regular business hours which directly or otherwise interferes with Employee’s attention to or performance of Employee’s duties and responsibilities as an Employee of Fountain, unless Employee first obtains the prior written consent of the CEO. This Paragraph 4 shall not apply to and does not prohibit Employee’s representation of Fountain in the offshore racing series as described in Paragraph 2.

5. Compensation.

(a) Base Salary. For all services rendered by Employee under this Agreement, Fountain shall pay to Employee a base salary in the annualized amount of One Hundred Fifty-Six Thousand and No/100 Dollars ($156,000.00) (the “Base Salary”), which Base Salary shall be paid at the rate of Three Thousand and No/100 Dollars ($3,000.00) weekly.

(b) Signing Bonus. Upon the execution of this Agreement by Fountain and Employee, Fountain shall pay to Employee a one-time signing bonus in the amount of Ten Thousand and No/100 Dollars ($10,000.00).

(c) Annual Bonus.

(i) Sales Bonus. Employee shall be eligible for an annual sales bonus upon Fountain’s attainment of defined sales goals as set forth herein. In the first fiscal year during this Agreement in which sales exceed Fifty-Nine Million and No/100 Dollars ($59,000,000.00), Employee is entitled to a sales bonus payment equal to 0.9% of the amount exceeding Fifty-Nine Million and No/100 Dollars ($59,000,000.00). For each fiscal year thereafter, Employee is entitled to a sales bonus payment only if sales for that year exceed the amount for which Employee previously received a sales bonus. In that event, Employee would be entitled to a sales bonus payment equal to 0.9% of the amount exceeding the greatest amount for which Employee previously received a sales bonus.

(ii) Operating Profit Bonus. Employee shall be eligible for an annual bonus based upon Fountain’s Operating Profit, which is defined as earnings before interest and taxes (EBIT). For each fiscal year during this Agreement, Employee is entitled to a bonus payment equal to 0.5% of Fountain’s EBIT.

(iii) Bonus payments shall be payable within sixty (60) days following the last day of the subject fiscal year.

(d) Withholding. All compensation hereunder shall be subject to customary deductions and withholding taxes and such other deductions and withholdings as are required by law.

6. Insurance and Other Benefits. Employee shall be eligible for such insurance and other benefits, including but not limited to participation in Fountain’s 401(k) plan, as from time-to-time may be established by Fountain for its employees, subject to the terms and conditions (including eligibility requirements) of the applicable policy or plan. Any insurance or other benefits shall be provided only as described in applicable written policies or plans. Employee understands that the provisions of any policies or plans may be determined only by reading the actual policy or plan documents, under which Fountain or the plan administrator, as applicable, may make certain administrative interpretations with discretion. Fountain reserves the right to modify or terminate each policy’s or plan’s provisions and any insurance or other benefits offered under such policies and plans.

7. Vacation. Vacation leave is managed on a calendar year basis and will be advanced through December 31, 2004 on beginning employment and in full on January 1 of each calendar year, but is accrued pro rata on a monthly basis. Employee may accrue up to a total of three weeks (fifteen (15) work days (Monday through Friday)) of vacation leave in a calendar year, subject to such general rules or regulations as may be adopted from time-to-time by Fountain. The foregoing vacation leave shall be noncumulative, and any unused vacation leave shall be forfeited at the end of each year (12/31/05 for the period from Employment Date to 12/31/04) or upon the termination of Employee’s employment for any reason. The time of each vacation period shall be mutually agreed upon by Employee and the CEO. Employee is permitted to use vacation leave before it is accrued. However, if, upon termination of this Agreement, Employee has used vacation leave in excess of what he has accrued, then Employee will be required to pay back the excess vacation leave used.

8. Performance Review. Employee shall be entitled to an annual performance review, which shall be administered by the CEO.

9. Expenses. Fountain will reimburse Employee for reasonable bona fide business expenses incurred by Employee in the performance of his duties and responsibilities pursuant to this Agreement. Employee shall submit appropriate receipts, vouchers, and other evidence of charges or payment to Fountain upon Fountain’s request. Reimbursement will be handled in accordance with Fountain’s normal practices.

10. Moving Expenses. Fountain shall reimburse Employee’s reasonable bona fide moving expenses, up to Twenty Thousand and No/100 Dollars ($20,000.00), incurred by Employee to pack and move his household from Pittsboro, North Carolina to the Washington, North Carolina area. Employee shall submit appropriate receipts, vouchers, and other evidence of charges or payment to Fountain upon Fountain’s request. Reimbursement will be handled in accordance with Fountain’s normal practices.

11. Temporary Living Expenses. For a period of up to 365 calendar days beginning with the Employment Date, Fountain shall provide Employee with an unfurnished apartment of Employee’s choice at either Eastbrook Apartments or Village Green Apartments, located in Greenville, North Carolina. Fountain shall be responsible for payment of all reasonable utility expenses incurred by Employee relative to such apartment. Provided, however, that if Employee has secured a permanent residence in or around Washington, North Carolina, prior to the end of the 365-day period then Fountain’s obligations pursuant to this Paragraph shall then immediately terminate.

12. Covenants of Nonsolicitation, Noncompetition, and Nondisclosure. During the course of Employee’s employment with Fountain, Employee shall be given access to non-public, confidential, and proprietary information pertaining to Fountain and the customers of Fountain for the purpose of furthering Fountain’s business. Fountain and Employee acknowledge that Fountain has spent and shall spend considerable amounts of time, effort, and company resources in providing Employee with, and that Employee shall participate in the development of, confidential information relating to Fountain’s business. Such confidential information includes, but is not limited to, customer lists and records; customer preferences and requirements; pricing, rates, and discounts; copyrights; trade secrets; inventions; patents; trademarks; proprietary information; research; specifications; design methods; computer programs and software; marketing investigations; plans, reports, and methods of operation; and forms, policies, and procedures unique to Fountain (whether in oral or written form, on tape, microfilm, microfiche, or computer, or in any other form) (collectively, the “Information”). Fountain and Employee agree that Fountain has a right to and does regard such Information as proprietary, and a trade secret or confidential, and has a right to protect such Information from disclosure and misuse.

Employee, for and in consideration of the value, security and benefits of this Agreement and the Term of Employment hereunder covenants and agrees as follows:

(a) Covenant of Nonsolicitation and Noncompetition. During the Term of Employment with Fountain, and for the periods and terms specified:

1. Termination without cause - for period paid and/or due to be paid; except as to any work or other relationship with the manufacturer of Donzi boats or any entity or person related in any way with Donzi boats;

2. Resignation - for a period of eighteen (18) months;

3. Termination for permanent disability or cause - for a period of eighteen (18) months plus any period for which Employee is paid and/or due to be paid as a result of his termination.

Employee shall not, directly or indirectly, either for himself or for any other person or entity, other than on behalf of Fountain, without the prior written consent of Fountain (which consent may be withheld in Fountain’s sole discretion):

(i) Solicit or be involved in any way in soliciting any business in any way related or similar to Fountain’s business from any person or business entity who or which is a customer of Fountain, including but not limited to those customers with whom or which Employee has or had direct contact, within the Restricted Territory (as defined below);

(ii) Divert or attempt to divert any customer of Fountain, including but not limited to those customers with whom or which Employee has or had direct contact, to any person or business entity competitive with, or engaged in business in any way related or similar to, Fountain’s business, within the Restricted Territory;

(iii) Employ, or seek to employ, any employee of Fountain or induce any such person to leave his or her employment with Fountain; or

(iv) Engage or assist any person or entity whose services are competitive with Fountain’s in any way, whether as an owner, shareholder, director, officer, partner, member, manager, employee, agent, consultant, investor, financier, supplier, vendor, or otherwise, in (1) employment or other work similar to Employee’s employment or duties at any time during the term of Employee’s employment with Fountain, or (2) any business related or similar to Fountain’s business to which Employee’s knowledge of the Information may be applied, within the Restricted Territory.

(b) Definition. For purposes of this Agreement, the “Restricted Territory” means the geographic area of the United States of America including but not limited to the geographic area within a fifty (50) mile radius of any location where Fountain owns, operates, maintains or has, whether direct or by franchise or other operation, a dealership, plant, office, or facility during the Term of Employment in effect at the time of termination of employment; and any activity by Employee or any representative of any entity with which he is connected which relates to the marine industry within the Restricted Territory shall be deemed to be the activity of the Employee.

(c) Covenant of Nondisclosure. Employee shall not, directly or indirectly, at any time, whether during Employee’s employment with Fountain or after the termination of Employee’s employment with Fountain for any reason, divulge, disclose, or communicate to any person or entity, any confidential information of any kind, nature, or description relating to Fountain’s business, including but not limited to the Information; provided, however, that Employee may disclose such information as permitted by Fountain for the limited purpose of performing Employee’s job duties, but only to the extent authorized by Fountain, or as is required by law to be disclosed.

During Employee’s employment with Fountain or after the termination of Employee’s employment with Fountain for any reason, Employee shall not use the Information to the detriment of Fountain or its principals, shareholders, directors, officers, or employees, in any manner competitive with Fountain, in any unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any business relationship of Fountain.

13. Copyrights, Trademarks, Patents, Etc. Any inventions or other intellectual property created, developed, designed, engineered, manufactured, or produced by Employee at any time during the term of this Agreement, whether or not copyrighted, trademarked, regarded as a trade secret or proprietary, or patented, and any copyrights, trademarks, patents, or proprietary interests thereon or related thereto, are and shall be the exclusive property of Fountain. Without additional compensation, Employee shall assign promptly to Fountain all of Employee’s right, title, and interest in and to any and all copyrights, trademarks, trade secrets, inventions, letters patent, applications for letters patent, and trade dress, whether or not subject to state or federal trademark, together with all documentation and information related thereto, which are acquired by Employee during the Term of Employment, and:

(a) are related to the then current products or services and activities of or product or service development by Fountain;

(b) are developed or made with the use of Fountain’s facilities, equipment, materials, personnel, trade secrets, or the Information; or

(c) result from any work performed by Employee for Fountain.

Fountain shall have all rights thereto subject only to such rights of Employee as expressly are provided by law. Employee shall disclose promptly to Fountain any such copyrights, trademarks, trade secrets, inventions, letters patent, applications for letters patent, and trade dress, and, at the request and expense of Fountain, shall assist Fountain and its agents in applying for letters patent or registration thereon in every jurisdiction designated by Fountain, and shall execute all documentation necessary to obtain such patents and registrations in the name of Fountain.

14. Termination.

(a) Termination by Employee. The Term of Employment and the Employee’s employment under this Agreement may be terminated at any time by Employee upon ninety (90) days’ written notice to Fountain. Upon such termination, Employee shall be entitled to receive Base Salary compensation earned under this Agreement through the effective date of such termination and, thereafter, Fountain shall have no further obligations hereunder.

(b) Death or Permanent Disability. The Term of Employment and Employee’s employment under this Agreement automatically shall be terminated upon his death or permanent disability during the Term of Employment. Upon any termination for Employee’s death, Employee’s estate shall be entitled to receive any Base Salary compensation Employee shall have earned prior to the date of termination but which remains unpaid. Upon any termination for the Employee’s permanent disability, Employee shall be entitled to receive any Base Salary compensation the Employee shall have earned prior to the date of termination but which remains unpaid and the Employee’s normal Base Salary compensation for a period of ninety (90) days following the date of termination. “Permanent disability” shall mean physical or mental impairment such that Employee is rendered incapable of performing his normal and regular employment duties for a period of three (3) consecutive months, or for shorter periods aggregating three (3) months during any twelve (12) month period. Employee agrees to submit to such medical examinations as may be requested by Fountain with regard to the issue of permanent disability hereunder, with the effective date thereof to be determined by Fountain.

(c) Termination by Fountain for Cause. The Term of Employment and Employee’s employment under this Agreement may be terminated by Fountain at any time for cause (as provided below). For purposes of this paragraph, Fountain shall have “cause” to terminate the Term of Employment and Employee’s employment upon:

(i) A determination by Fountain, in good faith, that Employee (A) has breached in any material respect any of the terms or conditions of this Agreement or any Fountain policy; (B) has failed in any material respect to perform or discharge his duties or responsibilities of employment in the manner provided herein; or (C) is engaging or has engaged in conduct involving moral turpitude, willful misconduct, or conduct which is detrimental in any material respect to the standing, reputation, or business prospects of Fountain or which has had, or likely will have, a material adverse effect on Fountain’s business or reputation;

(ii) The commission by Employee during the Term of Employment of a felony involving dishonesty, willful misconduct or breach of trust or any act of fraud, embezzlement, theft, or personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution, or conviction); or

(iii) Employee’s use of any addictive drug (except pursuant to the direction of a physician) or use of any controlled substance, as defined at 21 U.S.C. § 802 and listed on Schedules I through V of 21 U.S.C. § 812, as revised from time-to-time, or as defined by other federal or state laws or regulations.

(d) Payment Upon Termination for Cause. In the event Employee is terminated for cause for the reasons set forth in Paragraph 14(c)(i)(A) and/or 14(c)(i)(B) above, Employee shall be entitled to receive (1) compensation earned under this Agreement through the effective date of such termination, and (2) a lump sum amount equal to three (3) months of Employee’s Base Salary (as defined above). In the event Employee is terminated for cause for the reasons set forth in Paragraphs 14(c)(i)(C), 14(c)(ii) or 14(c)(iii) above, Employee shall be entitled only to Base Salary compensation earned under this Agreement through the effective date of such termination and, thereafter, Fountain shall have no further obligations hereunder.

(e) Termination by Fountain without Cause. The Term of Employment and Employee’s employment under this Agreement may be terminated by Fountain without cause at any time upon thirty (30) days’ written notice to Employee. Upon such termination by Fountain of Employee, Employee shall be entitled to receive (1) compensation earned under this Agreement through the effective date of such termination, and (2) a lump sum amount equal to Employee’s Base Salary (as defined above) for one year.

15. Change in Control.

(a) If at the effective time of, or any time within twelve (12) months following, a “Change in Control” (as defined below):

(i) Fountain terminates Employee’s employment other than for “Cause” (as defined in Paragraph 14(c) above), or

(ii) a “Termination Event” (as defined below) occurs and, thereafter, Employee voluntarily terminates his own employment with Fountain in the manner described below,

then (subject to the limitations set forth herein) Employee shall be entitled to receive from Fountain, and Fountain shall be obligated to pay or cause to be paid to Employee, an amount equal to 2.99 multiplied by Employee’s annual base salary rate in effect at the time the Change in Control became effective or in effect at the time the termination of Employee’s employment becomes effective, whichever is greater. In the case of a termination of Employee’s employment described in Paragraph 15(a)(i) above, the payments provided for in this Paragraph 15 shall be in lieu of and not in addition to the payments of Base Salary provided for in Paragraph 14 above.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) after the Effective Date, any “Person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended),

directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing more than 50% of any class of voting securities of Fountain, or in any manner acquires control of the election of a majority of the directors of Fountain; or

(ii) Fountain consolidates or merges with or into another corporation, or otherwise is reorganized, where Fountain is not the resulting or surviving corporation in such transaction; or

(iii) all or substantially all Fountain’s assets are sold or otherwise transferred to or acquired by any other corporation, association or other person, entity or group.

However, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Fountain and Employee agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(c) For purposes of this Paragraph 15, all references to Fountain shall include any “Successor” (as defined below) to Fountain which shall have assumed and become liable for Fountain’s obligations hereunder (whether such assumption is by agreement, operation of law or otherwise). “Successor” refers to any Person or entity (corporate or otherwise) into which Fountain (or any such Successor) shall be merged or consolidated or to which all or substantially all Fountain’s (or any such Successor’s) assets shall be transferred in any manner.

(d) For purposes of this Paragraph 15, a “Termination Event” shall be deemed to have occurred if, at the effective time of or within twelve (12) months following a Change in Control, and without his express written consent:

(i) Employee’s annual Base Salary rate is reduced below the annual rate in effect as of the effective date of the Change in Control or as the same shall have been increased from time to time following such effective date; or

(ii) Employee’s life insurance, medical or hospitalization insurance, disability insurance or similar plans or benefits (including any retirement plan) being provided by Fountain to Employee as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated without being replaced with substantially similar plans or benefits, unless such reduction or elimination applies proportionately to all salaried employees of Fountain who participated in such plans or benefits prior to such Change in Control;

(iii) Employee is transferred to a job location which is more than 30 miles (by most direct highway route) from his principal work location at the effective date of the Change in Control; or

(iv) (A) if Fountain continues to exist as a separate entity following the Change in Control, Employee’s position is changed such that he no longer serves as Executive Vice President of Business Development or such title and responsibility level which he has at the time of the Change in Control, or (B) if as a result of the Change in Control, Fountain no longer exists as a separate entity, Employee is not designated as and does not serve as an executive officer of Fountain’s Successor; or if he does not report directly to the Successor’s Chairman, President or Chief Executive Officer; or if his duties, pay and/or responsibilities and/or working conditions are reduced or negatively modified.

(e) If Employee’s employment is terminated by Fountain without Cause prior to the effective time of a Change in Control but following the date on which Fountain’s Board of Directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to the Change in Control, then, for purposes of this Agreement, such termination of employment shall be deemed to have occurred at the effective time of the Change in Control.

(f) Amounts payable pursuant to this Paragraph 15 shall be paid in thirty-six (36) equal monthly payments which shall commence not later than the 45th day following the Termination Date and be made on the same day of each consecutive month thereafter until all such monthly payments have been paid. For purposes of this Agreement, the “Termination Date” will be the effective date of the termination of Employee’s employment which gives rise to Fountain’s payment obligation under this Paragraph 15.

(g) In order to become entitled to any payments under Paragraph 15(a)(ii) above, Employee must effectively terminate his employment with Fountain within ninety (90) days from the date of occurrence of the Termination Event which gives rises to his right to terminate. A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect or, if later, on the date on which notice of the action or event is given to Employee. The Termination Date of Employee’s termination of employment following a Termination Event shall be the date of delivery by Employee to Fountain (or to any Successor) of a written notice of termination which describes the Change in Control and Termination Event which have occurred. If Employee does not so terminate his employment with Fountain within such ninety (90) day period following the occurrence of a Termination Event, then he thereafter shall have no rights hereunder with respect to that Termination Event but shall retain rights, if any, hereunder with respect to any other Termination Event occurring within twelve (12) months following the Change in Control and as to which such notice period has not expired.

(h) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by Fountain for federal income tax purposes and not result in the imposition of an excise tax on Employee. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Employee which are deemed to be “parachute payments” as that term is defined in Section 280G of the Internal

Revenue Code of 1986, as amended (the “Code”), shall be modified or reduced to the extent (but only to the extent) which, upon the advice of Fountain’s independent certified public accountants, Fountain’s Board of Directors in good faith deems to be necessary to avoid the imposition of excise taxes on Employee under Section 4999 of the Code and the disallowance of a deduction to Fountain under Section 280G(a) of the Code.

(i) Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by Employee that Employee shall not be entitled to any payments under this Agreement in the event (i) Fountain terminates Employee’s employment for Cause, or (ii) Employee voluntarily terminates his employment with Fountain other than as provided in Paragraph 15(a)(ii) above, or (iii) Employee’s employment with Fountain terminates or is terminated due to his death or Retirement.

16. Waiver. The failure of a party to insist upon the strict performance of any of the terms and conditions of this Agreement, or the waiver by a party of any breach or default of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any terms and conditions, but the same shall continue and remain in full force and effect as if no forbearance or waiver had occurred. No such waiver shall be enforceable unless in writing and signed by the party to be charged therewith.

17. Modification and Amendment. The terms of this Agreement may not be amended or modified except by a written agreement duly executed by both parties.

18. Severability. If any of the terms, covenants, conditions, and agreements of this Agreement for any reason shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any of the other terms, covenants, conditions, and agreements of this Agreement, and any terms, covenants, conditions, and agreements of this Agreement thereafter shall be construed as if such invalid, illegal, or unenforceable terms, covenants, conditions, and agreements never were contained in this Agreement.

19. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Fountain and Employee, their respective subsidiaries, affiliates, members, directors, officers, successors and assigns, heirs, legatees, executors, administrators, and personal representatives, as applicable; provided, however, that the agreements of Employee are personal to Employee, and Employee shall not assign Employee’s obligations, responsibilities, and benefits hereunder. Fountain shall have the right to assign its obligations, responsibilities, or benefits hereunder.

20. Paragraph Headings. The paragraph headings are for convenience of reference only and shall not be construed as terms of this Agreement.

21. Governing Law. This Agreement is executed in Beaufort County, North Carolina, and the parties hereto agree that, without regard to principles of conflicts of laws, the internal laws of the State of North Carolina and applicable federal law shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. Any action relating to this Agreement shall be instituted and prosecuted only in the courts of Beaufort County, North Carolina, or the federal district courts of the Eastern District of North Carolina, and each party consents to the personal jurisdiction of said courts and waives any right or defense relating to such venue and jurisdiction.

22. Entire Agreement. This Agreement contains the entire agreement and understanding between Fountain and Employee with regard to the subject matter hereof, and there are no oral understandings, terms, or conditions, and neither party has relied upon any representation, express or implied, not contained herein. All prior negotiations and understandings are merged in this Agreement.

IN WITNESS WHEREOF, Fountain has caused this Agreement to be executed in its corporate name in such form as to be binding, and Employee has executed this Agreement by subscribing his name and adopting as his seal the typewritten word “SEAL” appearing beside his name, all effective as of the Effective Date.

FOUNTAIN POWERBOATS, INC.

By:	/s/ R. M. Fountain, Jr.
Its:

/s/ R. David Knight	(SEAL)
R. DAVID KNIGHT

STATE OF NORTH CAROLINA

COUNTY OF BEAUFORT

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “First Amendment”) made and entered into as of the 18th day of October, 2004, by and between FOUNTAIN POWERBOATS, INC., a North Carolina corporation with its principal place of business in Washington, Beaufort County, North Carolina (“Fountain”) and R. DAVID KNIGHT (“Employee).

W I T N E S S E T H:

WHEREAS, Fountain and Employee previously entered into an Employment Agreement dated September 1, 2004, (the “Agreement”); and

WHEREAS, Fountain and the Employee now desire to modify the terms of the Agreement, and mutually have agreed to enter into this First Amendment to evidence their understanding of the modified terms.

NOW, THEREFORE, for and in consideration of the mutual promises between the parties hereto and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, Fountain and Employee do agree as follows:

1.	The Agreement is hereby amended by this First Amendment as follows:

A. Paragraph 14(e) of the Agreement, entitled “TERMINATION BY FOUNTAIN WITHOUT CAUSE,” shall be amended to provide that:

“The Term of Employment and Employee’s employment under this Agreement may be terminated by Fountain without cause at any time upon thirty (30) days’ written notice to Employee. Upon such termination by Fountain of Employee, Employee shall be entitled to receive (1) compensation earned under this Agreement through the effective date of such termination, and (2) the amount equal to Employee’s Base Salary (as defined above) for one year, payable over a period of one year in weekly installments.”

2. All of the remaining terms and conditions for the Agreement that are not expressly amended by this First Amendment shall remain in full force and effect.

IN TESTIMONY WHEREOF, Fountain has caused this First Amendment to be executed in its corporate name in such form as to be binding, and Employee has executed this Agreement by subscribing his name and adopting as his seal the typewritten word “SEAL” appearing beside his name, all effective as of the day and year first above written.

FOUNTAIN POWERBOATS, INC.

By:	/s/ R. M. Fountain, Jr.
Its:

EMPLOYEE

/s/ R. David Knight
R. DAVID KNIGHT